Exhibit 99.1

Lincoln Educational Services Corporation Reports
First Quarter 2014 Results

West Orange, New Jersey, May 7, 2014 – Lincoln Educational Services Corporation (Nasdaq: LINC) (“Lincoln”) today reported first quarter 2014 results that exceeded previously issued guidance on student starts, revenue and loss per share. Lincoln also provided guidance for the second quarter of 2014 and reaffirmed its guidance for full year 2014.

Highlights:

•	Revenue of $80.0 million for the three months ended March 31, 2014, representing a decrease of 7.3% from revenue of $86.3 million for the three months ended March 31, 2013.

•	Net loss per share of $0.49 from continuing operations for the three months ended March 31, 2014 as compared to net loss per share from continuing operations of $0.24 for the three months ended March 31, 2013. Net loss per share of $0.49 for the three months ended March 31, 2014 includes a $0.21 valuation allowance of deferred tax assets. Please see page 7 for “Reconciliation of Non-GAAP Financial Measures.”

•	Increase in student starts from continuing operations of 4.6% for the three months ended March 31, 2014, compared to the three months ended March 31, 2013.

Comment and Outlook

“We view our first quarter performance as a positive start in validating our strategy of focusing on diversified vocational programs that offer our students the best return for their education dollars,” said Shaun McAlmont, Lincoln’s Chief Executive Officer. While we continue to drive improvements in student outcomes, our primary objective is to return to growth in student starts and rebuild our student population. The first quarter of 2014 marks a reversal of the decline in student starts we experienced over the last three years and believe that our efforts will result in improved new student starts in the second quarter of 2014, as compared to the second quarter of 2013. Moreover, we anticipate that our student population as of June 30, 2014 will approximate our ending population as of June 30, 2013.

“We exceeded our guidance based on a combination of improved processes and expense controls. We continue to manage our expenses closely, ensuring that we operate efficiently while also providing effective instruction, student services, regulatory compliance and improved student outcomes. Over the past year, we have improved our institutional cohort default performance, placement rates, and student retention rates. We believe that these continued improvements will have a favorable impact on our long-term financial results.”

2014 Guidance:

Quarter Ending June 30, 2014 -

•	Revenue of $77.0 million to $79.0 million, a decrease of $3.8 million, or 4.6%, from the second quarter of 2013. Net loss per share from continuing operations of ($0.57) to ($0.60) per share as compared to net loss from continuing operations of ($0.30) per share for the second quarter of 2013. Net loss per share for the second quarter of 2014 excludes any benefit for income taxes.

•	We expect student starts from continuing operations for the second quarter of 2014 to be up 2% to 4% from the second quarter of 2013.

Year Ending December 31, 2014 –

We are reaffirming our previously issued 2014 guidance in terms of revenues, net loss per share and student starts. We also expect to generate positive operating cash flows in 2014.

The Board of Directors has set the record and payment dates for the dividend for the second quarter of 2014. The cash dividend of $0.07 per share will be payable on June 30, 2014 to shareholders of record as of June 13, 2014.

First Quarter 2014 Operating Performance from Continuing Operations

Revenue decreased 7.3% to $80.0 million for the quarter ended March 31, 2014 from $86.3 million for the quarter ended March 31, 2013. This decrease was primarily due to a 9.0% decrease in average student population, which decreased to 14,165 for the quarter ended March 31, 2014 from 15,569 for the quarter ended March 31, 2013, partially offset by a 1.9% increase in average revenue per student.  Our average student population was negatively impacted by regulatory changes which eliminated our ability to enroll ATB students as well as our decision in early 2013 to stop enrolling fully online students. This has led to a decline in average student population. Average revenue per student increased 1.9% for the quarter ended March 31, 2014 from the quarter ended March 31, 2013 primarily as a result of tuition increases and improved student retention.

Operating loss was $9.4 million and $7.4 million for the quarters ended March 31, 2014 and 2013 respectively. Operating loss margin for the quarter was 11.8% in 2014 as compared to 8.6% in 2013.

Educational services and facilities expenses decreased by $0.9 million, or 2.0%, to $42.7 million for the quarter ended March 31, 2014, from $43.6 million for the quarter ended March 31, 2013. The decrease was primarily due to a $1.4 million, or 6.3%, decrease in instructional expenses, partially offset by a $0.6 million, or 1.1%, increase in facilities expenses. The decrease in instructional expenses was primarily due to a reduction in the number of instructors and other related costs at our campuses resulting from a lower student population. The increase in facilities expense was primarily due to increase in building maintenance, commercial property insurance and utility expense for the quarter ended March 31, 2014 compared to the quarter ended March 31, 2013. Our educational expenses contain a high fixed cost component and are not as leverageable as some of our other expenses. As our student population decreases, we typically experience a reduction in average class size and, therefore, are not always able to align these expenses with the corresponding decrease in population. As a result, as a percentage of revenue, educational services and facilities expense increased to 53.4% for the quarter ended March 31, 2014 from 50.5% for the quarter ended March 31, 2013.

Selling, general and administrative expense decreased 6.6% to $46.7 million for the quarter ended March 31, 2014 from $50.0 million for the quarter ended March 31, 2013. The decrease was primarily due to a $2.3 million, or 8.2%, decrease in administrative expenses and a $0.9 million, or 5.0%, decrease in sales and marketing expenses. The decrease in administrative expenses was primarily due to a $1.4 million reduction in compensation and benefits and a $0.3 million reduction in bad debt expense. The decrease in sales and marketing expense was primarily due to a reduction in marketing expenses as well as a reduction in the number of admissions representatives as we aligned our cost structure to our student population.

For the quarter ended March 31, 2014, our bad debt expense as a percentage of revenue remained essentially flat at 3.9% as compared to the quarter ended March 31, 2013. As of March 31, 2014, we had outstanding loan commitments to our students of $33.7 million as compared to $36.5 million at December 31, 2013. Loan commitments, net of interest that would be due on the loans through maturity, were $23.9 million at March 31, 2014, as compared to $26.5 million at December 31, 2013.

As a percentage of revenue, selling, general and administrative expenses for the quarter ended March 31, 2014 increased to 58.4% from 58.0% for the quarter ended March 31, 2013.

Our net interest expense for the quarter ended March 31, 2014 was $1.3 million, an increase of $0.2 million from $1.1 million for the quarter ended March 31, 2013. This increase was attributable to an increase in outstanding borrowings under our credit agreement.

Our provision for income taxes for the quarter ended March 31, 2014 was $0.4 million, or (4.0%) of pretax loss, compared to a benefit for income taxes of $3.2 million, or 37.8%, of pretax loss for the quarter ended March 31, 2013.  No federal or state income tax benefit was recognized for the current period loss due to the recognition of a full valuation allowance. Income tax expense for the quarter ended March 31, 2014 resulted from an increase in deferred tax liabilities associated with indefinite-lived intangible assets and various state tax expenses.

We assess the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. A significant piece of objective negative evidence was the cumulative losses incurred by us in recent years. On the basis of this evaluation the realization of our deferred tax assets was not deemed to be more likely than not and thus we have provided a valuation allowance on our deferred tax assets.

Loss from continuing operations was ($11.1) million for the quarter ended March 31, 2014 compared to loss from continuing operations of ($5.3) million for the quarter ended March 31, 2013. Diluted loss per share from continuing operations was ($0.49) for the quarter ended March 31, 2014 as compared to diluted loss per share from continuing operations of ($0.24) for the quarter ended March 31, 2013.

Balance Sheet

We had $7.1 million of cash and cash equivalents at March 31, 2014 compared with $67.4 million of cash, cash equivalents and restricted cash at December 31, 2013. This decrease is primarily due to the repayment of $49.5 million of borrowings under our credit facility. Total debt and capital lease obligations decreased to $40.5 million at March 31, 2014 from $90.1 million at December 31, 2013. Stockholders’ equity decreased to $133.5 million at March 31, 2014 from $145.2 million at December 31, 2013 and reflects the payment of $1.7 million of dividends in 2014.

Student Metrics from continuing operations

Starts and Population

	Three Months Ended
	March 31,
	2014	2013	Change

Average population - excluding short programs	14,165	15,569	-9.0%

End of period population - excluding short programs	14,311	15,229	-6.0%
End of period population - short programs	247	261	-5.4%

Student starts - excluding short programs	3,911	3,738	4.6%
Student starts - short programs	297	330	-10.0%

Average Population Mix by Vertical

	March 31,
	2014	2013

Automotive	39.7%	39.9%
Health sciences	31.8%	32.1%
Skilled trades	14.6%	13.2%
Hospitality services	8.4%	9.0%
Business & IT	5.5%	5.8%
	100.0%	100.0%

Conference Call Today

Lincoln will host a conference call today at 10:00 a.m. Eastern Daylight Time. The conference call can be accessed by going to the IR portion of our website at www.lincolnedu.com. Participants can also listen to the conference call by dialing 877-280-4960 (domestic) or 857-244-7317 (international) and citing code 89408220. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at http://www.lincolnedu.com. A replay of the call will also be available for seven days by calling 888-286-8010 (domestic) or 617-801-6888 (international) and providing access code 41401407.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five areas of study: automotive technology, health sciences, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 33 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. As of March 31, 2014, 14,311 students were enrolled at Lincoln’s campuses.

Statements in this press release regarding Lincoln's business that are not historical facts may be "forward-looking statements" that involve risks and uncertainties. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with a change of control of our company or acquisitions; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations, including final rules that took effect during 2011 and other pending rulemaking by the U.S. Department of Education; uncertainties regarding our ability to comply with federal laws and regulations regarding the 90/10 rule and cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in our annual report on Form 10-K for the year ended December 31, 2013. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in Lincoln's annual report on Form 10-K for the year ended December 31, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2014	2013

REVENUE	$79,967	$86,270
COSTS AND EXPENSES:
Educational services and facilities	42,689	43,573
Selling, general and administrative	46,736	50,020
Gain on sale of assets	(55)	(11)
Impairment of long-lived assets	-	93
Total costs & expenses	89,370	93,675
OPERATING LOSS	(9,403)	(7,405)
OTHER:
Interest income	-	2
Interest expense	(1,316)	(1,092)
Other income	56	-
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(10,663)	(8,495)
PROVISION (BENEFIT) FOR INCOME TAXES	431	(3,213)
LOSS FROM CONTINUING OPERATIONS	(11,094)	(5,282)
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	-	(2,205)
NET LOSS	$(11,094)	$(7,487)
Basic
Loss per share from continuing operations	$(0.49)	$(0.24)
Loss per share from discontinued operations	-	(0.09)
Net loss per share	$(0.49)	$(0.33)
Diluted
Loss per share from continuing operations	$(0.49)	$(0.24)
Loss per share from discontinued operations	-	(0.09)
Net loss per share	$(0.49)	$(0.33)
Weighted average number of common shares outstanding:
Basic	22,723	22,414
Diluted	22,723	22,414

Other data:

Adjusted EBITDA (1)	$(4,283)	$(1,621)
Depreciation and amortization from continuing operations	$5,064	$5,691
Number of campuses/training sites from continuing operations	38	38
Average enrollment from continuing operations	14,165	15,569
Stock-based compensation	$997	$1,280
Net cash used in operating activities	$(8,380)	$(4,219)
Net cash used in investing activities	$(576)	$(574)
Net cash provided by (used in) financing activities	$3,156	$(39,626)

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

Selected Consolidated Balance Sheet Data:
(In thousands)
March 31, 2014
Cash and cash equivalents	$7,086
Current assets	44,509
Working capital	(9,452)
Total assets	242,058
Current liabilities	53,961
Long-term debt and capital lease obligations, including current portion	40,509
Total stockholders' equity	133,474

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define Non-GAAP Loss Per Share as loss per share before the impact of the valuation allowance. We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization. Adjusted EBITDA includes non-cash charges related to impairment of goodwill and long-lived assets. Non-GAAP Loss Per Share, EBITDA and Adjusted EBITDA are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA is not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss from continuing operations to EBITDA and Adjusted EBITDA:

	Three Months Ended March 31,
	(Unaudited)

	2014	2013

Net loss from continuing operations	$(11,094)	$(5,282)
Interest expense, net	1,316	1,090
Provision (benefit) for income taxes	431	(3,213)
Depreciation and amortization	5,064	5,691
EBITDA	(4,283)	(1,714)
Impairment of long-lived assets	-	93
Adjusted EBITDA	$(4,283)	$(1,621)

Following is a reconciliation of GAAP to Non-GAAP Loss Per Share:

Three Months Ended March 31,
(Unaudited)
2014

GAAP Net Loss Per Share	$(0.49)

Impact of valuation allowance	$0.21

Non-GAAP Loss Per Share	$(0.28)

CONTACT:	Lincoln Educational Services Corporation
Cesar Ribeiro, CFO
973-736-9340